Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

KMG Chemicals, Inc.:

We consent to the use of our reports dated November 27, 2015, with respect to the consolidated balance sheets of KMG Chemicals, Inc. and subsidiaries (the Company) as of July 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three‑year period ended July 31, 2015, and the related financial statement Schedule II, and the effectiveness of internal control over financial reporting as of July 31, 2015, incorporated herein by reference.

Our report dated November 27, 2015, on the effectiveness of internal control over financial reporting as of July 31, 2015, expresses our opinion that KMG Chemicals, Inc. did not maintain effective internal control over financial reporting as of July 31, 2015, because of the effect of material weaknesses pertaining to the Company’s control environment, risk assessment activities, and monitoring activities.

/s/ KPMG LLP

Houston, Texas
January 27, 2016